CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Global Medium-Term Notes, Series A	$13,371,370 (2)	$1,532.36

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Calculated on the basis of 1,337,137 each having a $10 principal amount per unit.

Filed Pursuant to Rule 424(b)(2)

File Number 333-169119

The notes are being offered by Barclays Bank PLC (“Barclays”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement SUN-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$13,371,370.00
Underwriting discount	$0.225	$300,855.83
Proceeds, before expenses, to Barclays Bank PLC	$9.775	$13,070,514.17

Merrill Lynch & Co. November 22, 2011

1,337,137 Units Pricing Date November 22, 2011

Enhanced Market-Linked Step Up Notes with Buffer Settlement Date November 30, 2011

Linked to the Dow Jones Industrial AverageSM Maturity Date December 1, 2014

due December 1, 2014 CUSIP No. 0674L633

$10 principal amount per unit

Term Sheet No. 62

Barclays Bank PLC

Enhanced Market-Linked Step Up Notes with Buffer

¡ The notes have a maturity of approximately 3 years

¡ Step Up Payment of 29.6% over the Original Offering Price at maturity if the Ending Value of the Dow Jones Industrial AverageSM (the “Index”) is greater than or equal to 90% of the Starting Value (the “Threshold Value”), but does not increase above the Step Up Value

¡ 100% participation in any increase in the level of the Index if it increases above the Step Up Value of 29.6% of the Starting Value

¡ 1-to-1 downside exposure to decreases in the level of the Index in excess of the Threshold Value, with up to 90% of the principal amount at risk

¡ Payment of the Redemption Amount at maturity is subject to the credit risk of Barclays Bank PLC

¡ No periodic interest payments

¡ No listing on any securities exchange

¡ The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

Enhanced Return

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

Summary

The Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014 (the “notes”) are senior unsecured debt securities of Barclays Bank PLC. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays.

The notes provide investors with a Step Up Payment if the Ending Value of the Dow Jones Industrial AverageSM (the “Index”) is greater than or equal to the Threshold Value, but does not increase above the Step Up Value. If the level of the Index increases from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that will be less, and potentially significantly less, than the Original Offering Price if the Ending Value is less than the Threshold Value.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately three years
Market Measure:	Dow Jones Industrial AverageSM (Bloomberg symbol: “INDU”)
Starting Value:	11,493.72
Ending Value:

The closing level of the Market Measure on the calculation day. If it is determined that the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-19 of product supplement SUN-1.

Step Up Value:	14,895.86 (129.6% of the Starting Value, rounded to two decimal places.)
Step Up Payment:	$2.96 per unit at maturity (representing a return of 29.6% over the Original Offering Price)
Threshold Value:	10,344.35 (90% of the Starting Value).
Calculation Day:	November 21, 2014
Joint Calculation Agents:	Barclays and MLPF&S.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.225 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit of the notes (the “Redemption Amount”) determined as follows:

Enhanced Market-Linked Step Up Notes with Buffer	TS-2

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

Hypothetical Payout Profile

This graph reflects the returns on the notes at maturity, based on the Step Up Payment of $2.69, the Step Up Value of 129.60% of the Starting Value and the Threshold Value of 90% of the Starting Value. The green line reflects the returns on the notes, while the grey dotted line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Step Up Value, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Step Up Value, Threshold Value, Ending Value, and the term of your investment. These examples do not take into account any tax consequences from investing in the notes.

The following table illustrates, for a hypothetical Starting Value of 100, and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the notes; and

▪	the total rate of return to holders of the notes.

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples are based on the Step Up Payment of $2.96 and the Step Up Value of 129.60% of the Starting Value.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$6.00		-40.00%
60.00		-40.00%	$7.00		-30.00%
70.00		-30.00%	$8.00		-20.00%
80.00		-20.00%	$9.00		-10.00%
90.00	(1)	-10.00%	$12.96	(2)	29.60%
95.00		-5.00%	$12.96		29.60%
98.00		-2.00%	$12.96		29.60%
100.00	(3)	0.00%	$12.96		29.60%
102.00		2.00%	$12.96		29.60%
105.00		5.00%	$12.96		29.60%
110.00		10.00%	$12.96		29.60%
120.00		20.00%	$12.96		29.60%
129.60	(4)	29.60%	$12.96		29.60%
130.00		30.00%	$13.00		30.00%
140.00		40.00%	$14.00		40.00%
150.00		50.00%	$15.00		50.00%

(1)	This is the Threshold Value.

(2)	This amount represents the sum of the Original Offering Price and the Step Up Payment of $2.96.

(3)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 11,493.72, which was the closing level of the Index on the pricing date. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-7.

(4)	This is the hypothetical Step Up Value. The actual Step Up Value is 14,895.86, which is 129.6% of the Starting Value.

Enhanced Market-Linked Step Up Notes with Buffer	TS-3

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

Example 1 — The Ending Value is equal to 80% of the Starting Value but is less than the Threshold Value:

Starting Value:   100.00

Threshold Value: 90.00

Ending Value:     80.00

Redemption Amount (per unit) =	$10 –	[	$10 ×	(90.00 – 80.00)	]	= $9.00
100.00

Example 2 — The Ending Value is equal to 95% of the Starting Value but is less than the Step Up Value:

Starting Value:   100.00

Threshold Value: 90.00

Step Up Value: 129.60

Ending Value:     95.00

Redemption Amount (per unit) = $10 + 2.96 = $12.96

In this case, even though the Ending Value is less than the Starting Value, because the Ending Value is greater than or equal to the Threshold Value but less than or equal to the Step Up Value, the Redemption Amount (per unit) will equal $12.96, which is the sum of the Original Offering Price and the Step Up Payment of $2.96.

Example 3 — The Ending Value is 115% of the Starting Value but is less than the Step Up Value:

Starting Value: 100.00

Step Up Value: 129. 60

Ending Value:  115.00

Redemption Amount (per unit) = $10.00 + $2.96 = $12.96

In this case, because the Ending Value is greater than or equal to the Starting Value but less than or equal to the Step Up Value, the Redemption Amount (per unit) will equal $12.96, which is the sum of the Original Offering Price and the Step Up Payment of $2.96.

Example 4 — The Ending Value is 150% of the Starting Value and is greater than the Step Up Value:

Starting Value: 100.00

Step Up Value: 129. 60

Ending Value:  150.00

Redemption Amount (per unit) =	$10 +	[	$10 ×	(150.00 – 100.00)	]	= $15.00
100.00

Enhanced Market-Linked Step Up Notes with Buffer	TS-4

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement SUN-1 and page S-6 of the Series A MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

The costs of developing, hedging, and distributing the notes described on page TS-6 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result, the price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪

Dow Jones Trademark Holdings, LLC (“Dow Jones”) and CME Group Index Services LLC (“Dow Jones Indexes”) may adjust the Index in a way that affects its level, and Dow Jones and Dow Jones Indexes have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S, and our respective affiliates may from time to time own shares of companies included in the Index, except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S) is included in the Index, we, MLPF&S, and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-27 of product supplement SUN-1.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Ending Value will increase from the Starting Value, and in no event will be less than the Threshold Value.

▪	You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the level of the Index will decrease from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Enhanced Market-Linked Step Up Notes with Buffer	TS-5

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

Supplement to the Plan of Distribution; Role of MLPF&S

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from hedging transactions may be more or less than this amount. In entering into hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities, and conflicts of interest, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-17 in product supplement SUN-1.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Enhanced Market-Linked Step Up Notes with Buffer	TS-6

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of Dow Jones Indexes, the marketing name of CME Group Index Services LLC (“Dow Jones Indexes”), and is subject to change by Dow Jones Indexes. Dow Jones Indexes has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones Indexes discontinuing publication of the Index are discussed in the section beginning on page S-25 of product supplement SUN-1 entitled “Description of the Notes — Discontinuance of a Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is a price-weighted index comprised of 30 common stocks, which is published by Dow Jones Indexes. Component changes are made by an Averages Committee comprised of the Managing Editor of The Wall Street Journal (“WSJ”), the head of Dow Jones Indexes research and the head of CME Group Inc. research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company, Inc. The Index is reported by Bloomberg under the ticker symbol “INDU<Index>”.

There are no pre-determined criteria for selection of a component stock except that component companies represented by the Index should be established U.S. companies that are leaders in their industries, are widely held by investors and have long records of sustained growth. The Index serves as a measure of the entire U.S. market, including such sectors as financial services, technology, retail, entertainment and consumer goods, and is not limited to traditionally defined industrial stocks. In order to maintain continuity, changes to the component stocks included in the Index tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company’s core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the Index may be changed at any time for any reason.

The Index is price-weighted rather than market capitalization-weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the Index is the sum of the primary exchange prices of each of the 30 common stocks included in the Index, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for large dividend distributions, stock splits, spin-offs and other corporate actions. Regular cash dividends are not taken into account in the calculation of the Index. Nine main groups of companies constitute the Index, with the approximate sector weights of the Index as of October 31, 2011 indicated in parentheses: Industrials (21.14%); Technology (17.79%); Consumer Services (13.94%); Oil & Gas (11.59%); Consumer Goods (10.60%); Financials (9.53%); Health Care (7.48%); Telecommunications (4.20%); and Basic Materials (3.72%). The current divisor of the Index is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the Index, no assurance can be given that Dow Jones Indexes will not modify or change this methodology in a manner that may affect the securities.

The current formula used to calculate divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (1) the divisor on the current trading session, times (2) the quotient of (a) the sum of the adjusted (for stock dividends, splits, spin-offs and other applicable corporate actions) closing prices of the Index components on the current trading session and (b) the sum of the unadjusted closing prices of the Index components on the current trading session.

Additional information on the Index is available on the following website: http://www.djindexes.com. We are not incorporating by reference such website or any material included on that website in this term sheet.

Enhanced Market-Linked Step Up Notes with Buffer	TS-7

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

The following table presents the listing symbol, industry group, price per share, and component stock weight for each of the component stocks in the Index based on publicly available information on October 31, 2011.

Issuer of Component Stock(1)	Symbol	Industry	Price Per Share(2)	Component Stock Weight(2)
3M Co	MMM UN	Diversified Industrials	$79.02	5.00
Alcoa Inc	AA UN	Aluminum	$10.76	0.68
American Express Co	AXP UN	Consumer Finance	$50.62	3.20
AT&T Inc	T UN	Fixed Line Telecommunications	$29.31	1.86
Bank of America Corp	BAC UN	Banks	$6.83	0.43
Boeing Co/The	BA UN	Aerospace	$65.79	4.17
Caterpillar Inc	CAT UN	Commercial Vehicles & Trucks	$94.46	5.98
Chevron Corp	CVX UN	Integrated Oil & Gas	$105.05	6.65
Cisco Systems Inc	CSCO UW	Networking Products	$18.53	1.17
Coca-Cola Co/The	KO UN	Soft Drinks	$68.32	4.33
EI du Pont de Nemours & Co	DD UN	Commodity Chemicals	$48.07	3.04
Exxon Mobil Corp	XOM UN	Integrated Oil & Gas	$78.09	4.94
General Electric Co	GE UN	Diversified Industrials	$16.71	1.06
Hewlett-Packard Co	HPQ UN	Computer Hardware	$26.61	1.68
Home Depot Inc/The	HD UN	Home Improvement Retailers	$35.80	2.27
IBM	IBM UN	Semiconductors	$184.63	11.69
Intel Corp	INTC UW	Computer Services	$24.54	1.55
Johnson & Johnson	JNJ UN	Pharmaceuticals	$64.39	4.08
JPMorgan Chase & Co	JPM UN	Banks	$34.76	2.20
Kraft Foods Inc	KFT UN	Food Products	$35.18	2.23
McDonald’s Corp	MCD UN	Restaurants & Bars	$92.85	5.88
Merck & Co Inc	MRK UN	Pharmaceuticals	$34.50	2.18
Microsoft Corp	MSFT UW	Software	$26.63	1.69
Pfizer Inc	PFE UN	Pharmaceuticals	$19.26	1.22
Procter & Gamble Co/The	PG UN	Nondurable Household Products	$63.99	4.05
Travelers Cos Inc/The	TRV UN	Insurance	$58.35	3.69
United Technologies Corp	UTX UN	Aerospace	$77.98	4.94
Verizon Communications Inc	VZ UN	Fixed Line Telecommunications	$36.98	2.34
Wal-Mart Stores Inc	WMT UN	Broadline Retailers	$56.72	3.59
Walt Disney Co/The	DIS UN	Broadcasting & Entertainment	$34.88	2.21

(1)

The inclusion of a component stock in the Index should not be considered a recommendation to buy or sell that stock and none of us, MLPF&S, or any of our respective affiliates make any representation to any purchaser of the notes as to the performance of the Index or any component stock included in the Index. Beneficial owners of the notes will not have any right to the component stocks included in the Index or any dividends paid on those stocks.

(2)

Information obtained from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg, L.P. Neither we nor MLPF&S nor any of our respective affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index.

Enhanced Market-Linked Step Up Notes with Buffer	TS-8

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through October 2011. We obtained this historical data from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg, L.P. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On the pricing date, the closing level of the Index was 11,493.72.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

We have entered into a non-exclusive license agreement with Dow Jones Indexes whereby we, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the notes. We are not affiliated with Dow Jones Indexes; the only relationship between Dow Jones Indexes and us is any licensing of the use of Dow Jones Indexes’ indices and trademarks or service marks relating to them.

The license agreement between Dow Jones Indexes and us provides that the following language must be set forth herein:

“The “Dow Jones Industrial AverageSM” is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME”), and has been licensed for use. “Dow Jones®”, “Dow Jones Industrial AverageSM”, “DJIASM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed to CME and have been sublicensed for use for certain purposes by Barclays Bank PLC. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The only relationship of Dow Jones, CME or any of their respective affiliates to Barclays Bank PLC is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by CME without regard to Barclays Bank PLC or the notes. Dow Jones and CME have no obligation to take the needs of Barclays Bank PLC or the owners of the notes into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by Barclays Bank PLC, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial AverageSM. It is possible that this trading activity will affect the value of the Dow Jones Industrial AverageSM and the notes.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE

Enhanced Market-Linked Step Up Notes with Buffer	TS-9

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF CME.”

“Dow Jones®”, “Dow Jones Industrial AverageSM”, “DJIASM” and “Dow Jones Indexes” are service marks of Dow Jones, have been licensed by CME and have been sublicensed for use for certain purposes by Barclays Bank PLC. Barclays Bank PLC’s securities based on the Dow Jones Industrial AverageSM, are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates and none of them makes any representation regarding the advisability of investing in such securities.

Enhanced Market-Linked Step Up Notes with Buffer	TS-10

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

Material U.S. Federal Income Taxation Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-27 of product supplement SUN-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement SUN-1, this section applies to you only if you are a U.S. holder (as defined in product supplement SUN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement SUN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Index. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement SUN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your notes as well as possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement SUN-1 and “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors — General Risks Relating to the Notes — Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” on page S-14 of product supplement SUN-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Enhanced Market-Linked Step Up Notes with Buffer	TS-11

Enhanced Market-Linked Step Up Notes with Buffer Linked to the Dow Jones Industrial AverageSM, due December 1, 2014

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement SUN-1 dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511153084/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Enhanced Market-Linked Step Up Notes with Buffer	TS-12